Exhibit 21.1

SUBSIDIARIES OF SUMTOTAL SYSTEMS, INC.

Subsidiary	Country of Incorporation
Active

SumTotal Systems ANZ Pty. Ltd.	Australia

SumTotal Systems Canada, Ltd.	Canada

SumTotal Systems France SAS	France

SumTotal Systems GmbH	Germany

SumTotal Systems India Private Limited	India

SumTotal Systems Japan	Japan

SumTotal Systems Limited	Hong Kong

SumTotal Systems Netherlands BV	The Netherlands

SumTotal Systems U.K. Ltd.	United Kingdom

Inactive

Asymetrix SARL	France

Pathlore Software Limited	United Kingdom

Pathlore Software Pty., Ltd.	Australia

SumTotal Systems New Zealand Limited	New Zealand